EXHIBIT 99.1
                                                               November 15, 2005

        FLEXIBLE SOLUTIONS ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

VICTORIA, B.C., NOV. 14, 2005 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX:
FSI, FRANKFURT: FXT), is the developer and manufacturer of cost effective, environmentally safe, and biodegradable, patented water technologies. FSI's water evaporation control products are used to reduce water loss in arid climates, reduce energy loss from public and private swimming pools and cause spreading of desired particles across water surfaces. The Company's bio-polymers are utilized in agricultural nutrient uptake, oil industry scale prevention and as suspension agents in the detergent industry. Today the company announced financial results for the third quarter ended September 30, 2005.

Sales in the third quarter, of $1,302,089, did not change significantly when compared to sales, of $1,376,054, in the corresponding period a year ago. The result was a net loss of $185,509, or $0.01 per basic weighted average share in the third quarter, 2005 compared to a net loss of $154,090, or $0.01 per basic weighted average share, in the third quarter of 2004. Basic weighted average shares used in computing per share amounts for the quarters were 12,840,446 and 11,791,612 respectively.

Sales in the first nine months of 2005 were $5,189,803, compared with $2,411,925 for the year-ago period. The result was a net loss of $609,628, or $0.05 per basic weighted average share, in the 2005 period, reduced from a loss of $732,240, or $0.06 per basic weighted average share, in the first three quarters of 2004. Basic weighted average shares used in computing per share amounts for the nine months were 12,446,647 and 11,715,619 respectively.

In comparing FSI's financials for the first 9 months of '05 and '04, it must be noted that NanoChem Solutions assets were not acquired until June of '04, thus affecting sales and cost of sales numbers. Also, note that higher world oil prices in '05, compared with '04, had a significant impact on cost of goods sold and therefore impacted profit margins for both 3 and 9 month numbers. As a result of higher sustained oil prices, it can be expected that product prices to customers will also rise.

Mr. Daniel B. O'Brien, CEO, states, "This was another good quarter for FSI. The third quarter results reflect $181,043 in non-cash charges and, when depreciation and stock option expenses are removed, the Company shows a very slight negative cash flow of only $4,466. In the nine months ending September 30, 2005, $406,150 in new cash through operations became available to expand our business. This compares with a negative cash flow of $165,748 in the corresponding 9 months of 2004. Furthermore, the Company is now debt free since retiring a short term note this year."

The NanoChem division continues to contribute substantially to sales and cash flow and, significant new opportunities have developed to further increase sales in this division. As well, opportunities to synergistically cross sell the products of all FSI divisions have generated leads to new business. The swimming pool and NanoChem divisions are cooperating to increase utilization of the Peru, IL factory while decreasing costs for the Company as a whole. NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions which should lead to less volatile sales figures in the future. Management will work to reduce seasonality further over time as new marketing opportunities arise.

                                 (TABLE FOLLOWS)

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           FOR 3 MONTHS ENDED SEPT 30,
                                   (UNAUDITED)

                                         2005                  2004
                                         ----                  ----


Sales                                $ 1,302,089            $1,376,054

Net Income (Loss)                    $  (185,509)           $ (154,090)

Net Income (Loss) Per
Common Share -- Basic                $     (0.01)           $    (0.01)

Weighted Average Shares
Used in Computing Per Share
Amounts - Basic                        12,840,446           11,791,612


ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (http://www.flexiblesolutions.com/), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly, "green chemistry" water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                                                Flexible Solutions International
Investor Relations contacts:                                       - Head Office
JENS BIERTUMPEL                                                      JASON BLOOM
Tel: 604.682.1799                                              Tel: 800.661.3560
                                               Email: Info@flexiblesolutions.com